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                                                                     Exhibit 11


                    FILENE'S BASEMENT CORP. AND SUBSIDIARIES
                 STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS


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                                      Thirty-nine Weeks Ended             Thirteen Weeks Ended
                                    ----------------------------      ----------------------------
                                    November 1,      November 2,      November 1,      November 2,
                                       1997             1996             1997             1996
                                    -----------      -----------      -----------      -----------
Weighted average number of
  common shares outstanding          20,722,787       20,530,131       20,818,470       20,576,153

Assumed exercise of stock
  options net of treasury
  shares deemed to have been
  repurchased at an average
  market price for the period         1,244,596          205,690        1,357,755          453,750
                                     ----------       ----------       ----------       ----------
Weighted average primary
  Shares outstanding                 21,967,383       20,735,821       22,176,225       21,029,903


Assumed exercise of stock
  options net of treasury
  shares deemed to have been
  repurchased at the end of
  the period market price                16,026             --               --               --
                                     ----------       ----------       ----------       ----------


Weighted average fully diluted
  shares outstanding                 21,983,409       20,735,821       22,176,225       21,029,903
                                     ==========       ==========       ==========       ==========
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